Exhibit 99.1

BIONIK Laboratories Corp. Appoints Rich Russo, Jr. as CFO

Rich Russo, Jr. brings substantial leadership and financial experience to BIONIK

TORONTO & BOSTON -- BIONIK Laboratories Corp. (OTCQB: BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced the appointment of Richard Russo, Jr. as Chief Financial Officer, effective today, November 30, 2020. Russo, Jr. will report directly to Dr. Eric Dusseux, BIONIK’s Chief Executive Officer.

Russo, Jr. joins BIONIK from ICarbonX, a privately held digital health management company specializing in artificial intelligence and health data, where he held the role of Vice President of Finance and U.S. Chief Financial Officer. He originally joined PatientsLikeMe (PLM), then supported the business through the merger of PLM, ICarbonX and HealthTell, where he was instrumental in helping to close an investment by key Asian investors. There, he was responsible for establishing the financial strategies, policies and procedures that scale for a much larger and global company. As a member of their leadership team, he worked to develop and implement approaches that improved working capital as well as support the overall management and strategic direction of the global company.

"We would like to thank Leslie Markow for her contributions as CFO to BIONIK Laboratories and for all of the work she has put in during her time with the Company, as she transitions into the temporary role of Deputy CFO," said Dr. Eric Dusseux, Chief Executive Officer, BIONIK Laboratories. "We are excited to add someone of Rich's stature and financial experience to a leadership role during this important time of growth for our Company. His experience in leading finance teams and growing public companies, his financial expertise in the field of artificial intelligence in health data companies, and his exposure to Asia will be a tremendous asset for us moving forward. We welcome him and look forward to his insights."

Before ICarbonX, Russo, Jr. held several key financial leadership roles. He served as Corporate Controller for Pieris Pharmaceuticals, Inc., a clinical stage biotechnology company listed on the NASDAQ.

Prior to that, at the Nasdaq-listed Juniper Pharmaceuticals, Russo, Jr. held the role of Corporate Controller and led a team responsible for the finance function and SEC reporting. At Cynosure, also listed on the NASDAQ stock market, in the role of Corporate U.S. Controller, Russo, Jr. led a team responsible for all finance activities and the consolidation of several subsidiaries. In this role, he partnered closely with the business leaders to ensure effective and efficient financial procedures throughout the organization.

Russo, Jr. began his finance career as an auditor with Pricewaterhouse Coopers in their Boston office, and brings over 15 years of finance experience in publicly traded companies operating in artificial intelligence, data, healthcare and manufacturing sectors to his role at BIONIK.

“I am excited to step into the CFO role at BIONIK to help the company continue executing its strategic plan, accelerate growth, and deliver value to its shareholders,” said Russo, Jr. “The company has made significant strides this year and is well positioned to address some very attractive markets. I am energized by this opportunity and look forward to contributing to the Company’s success.”

Russo, Jr. is a graduate of Bridgewater State University’s dual degree program, where he received his Bachelor of Science in Accounting and his Masters in Management and Accounting. He also holds the CPA designation.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Ashley Willis

FischTank PR

ashley@fischtankpr.com